Exhibit 99.1

S.Y. Bancorp Increases Quarterly Cash Dividend 6% to $0.17 Per Common Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that its Board of Directors has voted to increase the quarterly cash dividend 6% to $0.17 per common share. The new rate will go into effect with the next payment on April 1, 2008, to stockholders of record as of March 17, 2008.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "One of our most important goals is to use our consistent financial performance to create greater value for stockholders, and one direct way we can do this is through higher cash dividends. We are very pleased that the Company's strong capital position and earnings enable us to continue to build shareholder value over the long term."

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.482 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

CONTACT:
S.Y. Bancorp
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer